Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-99291, 333-198939, 333-198941 and 333-170145) on Form S-8 and in the Registration Statements (Nos. 333-153517, 333-166662 and 333-199598) on Form S-3 of Summit Financial Group, Inc. and subsidiaries of our reports, dated February 26, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Summit Financial Group, Inc. and subsidiaries for the year ended December 31, 2015.

Charleston, West Virginia
February 26, 2016